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                                                                       EXHIBIT 2


                            ASSET PURCHASE AGREEMENT


                  This Asset Purchase Agreement is entered into as of April 18, 1997 between Steri-Oss Inc., a Delaware corporation ("Buyer), and Interpore Dental, Inc., a California corporation ("Seller").

                                R E C I T A L S :

                  A. Seller owns all the assets used in connection with its dental business;

                  B. Seller desires to sell, and Buyer desires to purchase, substantially all of such assets on the terms and conditions set forth in this Agreement; and

                  C. Buyer desires to assume and Seller desires to transfer certain liabilities of Seller on the terms and conditions set forth in this Agreement.

                  In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Construction.

                  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

                           (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

                           (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

                           (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

                           (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

                           (e) the words "herein," "hereof" and "hereunder" and other words of similar
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         import refer to this Agreement as a whole and not to any particular
         Article, Section or other subdivision.


         1.2 Definitions

                  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

                  "Accounts Receivable" has the meaning specified in Section 2.1(a).

                  "Action" means any action, complaint, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

                  "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

                  "Agreement" means this Agreement by and among Buyer and Seller as amended or supplemented together with all Exhibits and Schedules attached or incorporated herein by reference.

                  "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of the foregoing, or any required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to any Governmental Entity or any other Person.

                  "Associate" of a Person means

                  (a) a corporation or organization (other than a party to this Agreement) of which such person is a director, an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

                  (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or representative ; and

                  (c) any relative or spouse of such person or any relative of such spouse.

                  "Assumed Liabilities" has the meaning specified in Section 2.2(b).

                  "Business" means the dental implant business of Seller, and all incidents of such business, but excluding the business associated with bone augmentation material, including the IP 200 Product Line.

                  "Closing" means the consummation of the transaction contemplated by this

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Agreement.

                  "Closing Date" means the date of the Closing, which shall take place on the date of this Agreement.

                  "Contract" means any agreement, arrangement, commitment, franchise, indemnity, instrument, lease, license or understanding, whether or not in writing, including expired or terminated contracts and agreements, relating primarily to the Business.

                  "Disclosure Schedule" means the Disclosure Schedule to be delivered to Buyer by Seller on the Closing Date.

                  "Encumbrance" means any claim, charge, lease, covenant, encumbrance, security interest, lien, option, pledge, rights of others, or restriction, whether imposed by agreement, understanding, law, equity or otherwise.

                  "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

                  "Excluded Assets" has the meaning specified in Section 2.1(a).

                  "Excluded Liabilities" has the meaning specified in Section 2.2(a).

                  "GAAP" means generally accepted accounting principles, as in effect from time to time.

                  "Governmental Entity" means any government or any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "IP 200 Product Line" shall mean the Interpore 200 Porous Coralline Hydroxyapatite Bone Void Filler products, or substantially similar products, however labeled or marketed, and related manufacturing and distribution operations, income, assets and business.

                  "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement; "Claim" means any claim of right to indemnification.

                  "Intangible Property" means any patents, patent applications, trade secrets, secret processes, knowhow, or other confidential information or know-how used primarily in the Business and any and all Marks and applications for Marks used primarily in the Business.

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                  "Inventory" has the meaning specified in Section 2.1(a).

                  "Knowledge" means the present actual knowledge of the corporate officers of the party referred to.

                  "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any thereof and any Order.

                  "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of Claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person; provided, however, that in no event shall Losses include any incidental, consequential, punitive, exemplary, indirect or special losses or damages (including, without limitation, lost profits, lost revenue and loss of business), whether foreseeable or not.

                  "Mark" means any brand name, copyright, service mark, trademark, trade name, and all registrations or applications for registration of any of the foregoing used primarily in the Business.

                  "Material Adverse Effect" means any substantial adverse effect on the financial condition, results of operations, Purchased Assets or Assumed Liabilities of the Business, taken as a whole, or on the ability of a party to consummate the transactions contemplated hereby.

                  "Material Contract" means any Contract material to the business of the subject person as of the date hereof (and in the case of Seller, material to the Business), and includes but is not limited to those Contracts deemed material by Section 4.5; provided that as such term applies to Seller, it shall not include any Contracts that do not constitute Purchased Assets and which do not affect Purchased Assets.

                  "Order" means any decree, injunction, judgment, order, ruling, assessment or writ issued by any Governmental Entity.

                  "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

                  "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

                  "Prepaid Expenses" has the meaning specified in Section
2.1(a).

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                  "Purchase Price" has the meaning set forth in Section 2.3.

                  "Purchased Assets" has the meaning set forth in Section
2.1(a).

                  "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

                  "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any Subsidiary.

                                   ARTICLE II
                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

         2.1  Purchase and Sale of Assets.

                  (a) Purchased Assets. Subject to the terms and conditions of this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer purchases, acquires and accepts from Seller, other than the assets specifically identified in Section 2.1(b) (the "Excluded Assets"), all of the assets, properties, rights, privileges, claims and contracts of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located, owned by Seller and used primarily in connection with the Business (the "Purchased Assets"). The Purchased Assets include, but shall not be limited to, the following:

                           (i) All machinery, apparatus, furniture and fixtures, materials, supplies, tooling and other equipment of every type owned or leased by Seller and used primarily in the operation of the Business;

                           (ii) All of Seller's accounts receivable as of the date hereof ("Accounts Receivable"), and all other notes, obligations and amounts due from others;

                           (iii) All inventory of usable goods, including all merchandise, raw materials, work in progress, finished products and other tangible personal property held for sale or used primarily in connection with the Business as of the date hereof (the "Inventory"), and all files, records, data, data summaries and other documentation, or copies, where appropriate (whether in electronic, hard copy or other data storage format) relating primarily to the purchase, manufacturing, receipt, processing, testing or distribution of the Inventory, including, without limitation, copies of all documentation associated with or relating to

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         compliance by Seller, as it relates to the Inventory, with the requirements of the U.S. Food and Drug Administration and any other similar agency of any state, local or foreign government;

                           (iv) All of Seller's rights and interests arising under or in connection with any Contracts to which Seller is a party and which relate primarily to the Business (including, without limitation, distribution agreements) and other documents relating primarily to the Business;

                           (v) Seller's prepaid expenses and deposits which relate primarily to the Business (including, without limitation, prepaid advertising and trade show and symposium deposits and fees which relate primarily to the Business) as of the date hereof ("Prepaid Expenses");

                           (vi) Sales data, sales history, customer lists, customer purchasing histories, customer billing and payment histories, other information relating to customers, suppliers, names, mailing lists, all advertising matter and all rights thereto relating to the Business or, where appropriate, copies thereof (whether in electronic, hard copy or other data storage format);

                           (vii) All of Seller's Intangible Property, and trade names, product names, catalogue numbers and other designations which relate primarily to the Business; all good will associated with the Business; all books and records which relate primarily to the Business, or copies where appropriate; and transferable Permits which relate primarily to the Business; and

                           (viii) All data, files, licenses, data summaries and submissions, biocompatibility studies, human and animal clinical data, engineering studies, process capability studies, and associated product data (including, without limitation, raw data, notebook data, and validation studies), vendor qualification information and other data, or copies, where appropriate, in each case relating to U.S. Food and Drug Administration ss.510(k) approvals and other regulatory approvals of products included in the Purchased Assets, and all submissions to the American Dental Association, including backup and supporting documentation, or copies, where appropriate.

                  (b) Excluded Assets. Notwithstanding the foregoing, the assets that constitute Excluded Assets shall consist only of the following:

                           (i) The consideration delivered to Seller pursuant to this Agreement;

                           (ii) Seller's articles of incorporation, non-transferable franchises, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of Seller and all income tax records and nontransferable

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         Permits; provided, however, that copies of such corporate and tax records and nontransferable Permits shall be provided to Buyer, at Buyer's sole cost and expense, upon written request;

                           (iii) Seller's books of account; provided, however, that copies of such books of account shall be provided to Buyer, at Buyer's sole cost and expense, upon written request;

                           (iv) Any refunds for Taxes that are or may become available to Seller;

                           (v) The Exclusive Distribution Agreement between Seller and Friatec AG, dated as of October 1, 1995, and any amendments thereto (the "Friatec Agreement");

                           (vi) Cash;

                           (vii) The inventory of Seller manufactured by, or labeled as product manufactured by, Friatec AG, or Seller's porous coralline hydroxyapatite, including that labeled as "Interpore 200" or "IP 200";

                           (viii) All right, title and interest to the bone augmentation materials business, including the Pro Osteon, IP 200 and Interpore 200 Product Lines;

                           (ix) All right, title and interest in and to the names and related tradenames, marks, copyrights and applications for the names "Interpore," "Interpore Dental," "Interpore 200," "IP200," "Interpore International," and similar names and marks, including the names and marks covered by the License Agreement and the Distribution Agreement, it being understood and acknowledged that certain of such names and marks are being licensed to Buyer pursuant to the License Agreement and the Distribution Agreement;

                           (x) All intercompany receivables of Seller which are owed by an Affiliate of Seller; and

                           (xi) All insurance policies, welfare plans, retirement plans, pension plans and employee benefit plans.

         2.2  Assumption of Certain Liabilities.

                  (a) Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed pursuant to and identified in Section 2.2(b) below or elsewhere in this Agreement, Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any Affiliate of Seller, the ("Excluded Liabilities") including, but not limited to, the following:

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                           (i) Any liabilities or obligations arising out of or
         associated with the Friatec Agreement;

                           (ii) Any liabilities or obligations incurred arising from or out of or in connection with Seller's operations, the condition of its assets (arising prior to the Closing) or places of business, its ownership of the Purchased Assets, or the issuance, sale, repayment or repurchase of any of its securities;

                           (iii) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Seller whether before or after the Closing Date that arise out of events prior to the Closing Date;

                           (iv) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of any alleged or actual defect in any product or in connection with any alleged or actual breach of warranty (whether express or implied) in relation to any product sold by Seller prior to the Closing Date;

                           (v) Any liabilities or obligations (whether assessed or unassessed) of Seller for any Taxes, other than as contemplated in
         Section 6.1 hereof, as of, or for any period ending on or prior to, the Closing Date;


                           (vi) All fees and expenses of Seller in connection with the transactions contemplated herein;

                           (vii) All fees and expenses, if any, of Seller in connection with the dissolution and liquidation of Seller and withdrawal from business by Seller;

                           (viii) Any liabilities or obligations to former or current officers, directors, employees or Affiliates of Seller, including without limitation any liabilities or obligations of Seller or Interpore International in connection with any employee benefit plans and pension plans (except that Buyer shall be responsible for any such obligations to employees of Seller hired by Buyer, to the extent the obligations arise after the Closing);

                           (ix) Any obligations or liabilities relating to or arising out of products sold prior to the Closing Date, including warranty claims, product liability claims, product recalls, marketing withdrawals, advisory notices and related costs and expenses,

                            (x) Any liabilities or obligations of Seller incurred, arising from or out of or in connection with this Agreement.

                  (b) Assumed Liabilities. Notwithstanding Section 2.2(a), Buyer hereby assumes the liabilities or obligations specifically identified on
Schedule 2.2(b) attached hereto and incorporated

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herein by this reference (the "Assumed Liabilities").

         2.3  Purchase Price.

              The total purchase price (the "Purchase Price") to be paid to Seller by Buyer for the Purchased Assets shall be the sum of (i) $3,000,000 in cash, payable as described herein, subject to certain adjustments as set forth in Sections 2.5 and 2.6, plus (ii) assumption of the Assumed Liabilities. The Purchase Price is based on the balance sheet of Seller as of December 31, 1996, attached hereto as Schedule 2.3 (the "Base Balance Sheet").

         2.4  Closing Payment.

              On the Closing Date, Buyer shall pay to Seller, by wire transfer or other immediately available funds, an amount equal to $1,500,000 (the "Closing Payment").

         2.5  Balance Sheet Adjustment.

                  (a) Within 30 days of the Closing Date, Seller shall deliver to Buyer an unaudited Balance Sheet of Seller as at the Closing Date (the "Closing Balance Sheet"), prepared in accordance with GAAP and consistent with the principles applied by Seller in the preparation of the Base Balance Sheet, accompanied by a report showing the adjustments to the Purchase Price provided for in Section 2.5 (b) below, if any. Buyer shall have thirty (30) days after delivery of the Closing Balance Sheet to Buyer to examine and address with Seller any questions or issues with respect to the preparation, presentation or content of the Closing Balance Sheet or the adjustments to the Purchase Price provided in Section 2.5(b) hereof. Buyer may, at its own expense, cause its accountants to review the Closing Balance Sheet and Buyer's accountants shall have access to all the work papers used in preparation of same. Buyer shall have the right to object, by written notice to Seller, to any item on, or other matter relating to, the Closing Balance Sheet or the adjustments to the Purchase Price provided in Section 2.5(b) hereof. If Buyer or Buyer's accountants do not give Seller such written notice within thirty (30) days after receipt of the Closing Balance Sheet, Buyer shall be deemed to have accepted the Closing Balance Sheet and the schedule of adjustments. If Buyer or Buyer's accountants do so object and if Seller and Seller's accountants are unable, within fifteen
(15) days after receipt by Seller of such notice of objections, to resolve any disputes as to the Closing Balance Sheet or the adjustments to the Purchase Price provided in Section 2.5(b) hereof, such dispute shall be referred to the President of Buyer and Seller, respectively, who shall attempt to resolve the issue amongst themselves. If after fifteen (15) business days they are unable to do so, the dispute shall be turned over to a firm of independent certified public accountants mutually acceptable to Buyer and Seller. The accounting firm so selected shall, as soon as practicable, deliver to Seller and Buyer a written report resolving any disputed matters, and its determination will be conclusive and binding upon the parties. The expense of such a mutually acceptable accounting firm shall be borne by the parties on a pro rata basis according to the degree to which the positions of the respective parties are not confirmed by the accounting firm so selected. The adjustment to the Purchase Price will be reflected in the Deferred Payment, with the Deferred Payment being increased by any upward adjustment in the Purchase Price and being decreased by any downward adjustment

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in the Purchase Price. Notwithstanding the foregoing, the adjustment described in Section 2.5(b)(G) below shall be determined on January 5, 1998, and Buyer shall furnish Seller with written notice of the amount of the adjustment, if any, accompanied by appropriate documentation thereof, prior to the Deferred Payment Date.

                  (b) The Deferred Payment shall be adjusted to reflect changes in the Purchased Assets and Assumed Liabilities between the Base Balance Sheet and the Closing Balance Sheet (the "Purchase Price Adjustment"). The Deferred Payment shall be increased by (i) any decrease in the amount of trade payables to be assumed by Buyer, (ii) any increase in the book value of assets that constitute Purchased Assets, and (iii) any overage of the value of Inventory shown on the Closing Balance Sheet and the Inventory determined by physical count on the Closing Date, valued at Seller's standard cost. The Deferred Payment shall be decreased by (A) any increase in the amount of trade payables to be assumed by Buyer, (B) any decrease in the book value of assets that constitute Purchased Assets, (C) any shortage between the book value of Inventory shown on the Closing Balance Sheet and the Inventory determined by physical count on the Closing Date, (D) the book value of Inventory, on a product-by-product basis, that exceeds an amount determined by multiplying the units sold during the six months ending December 31, 1996 by four, which product is multiplied by the Seller's standard cost on a product-by-product basis, to the extent such amount exceeds the inventory reserve shown on the Closing Balance Sheet; (E) all Accounts Receivable that have been outstanding 150 days or more as of the Closing Date, to the extent such Accounts Receivable exceed the reserve therefor (other than the reserve attributable to the customer specified in (G) below, (F) the value of obsolete or damaged Inventory, valued at Seller's standard cost, to the extent it exceeds the inventory reserves shown on the Base Balance Sheet, and (G) all Accounts Receivable due from Antonio Ribeiro or his Affiliates (collectively, "Ribeiro") that were included in the Purchased Assets but remain unpaid as of December 31, 1997, notwithstanding Buyer's best efforts to collect such accounts, it being understood and agreed that any payments received by Buyer from Ribeiro shall be first applied to the oldest invoice.

         2.6    Indemnification Adjustment.

                  The Deferred Payment shall be further adjusted for any indemnification amounts owing pursuant to Article VII herein which are determined to be valid pursuant to Section 2.7 hereof. Prior to January 15, 1998 (the "Deferred Payment Date"), Buyer may notify Seller in writing that it elects to offset from the Deferred Payment any amount (the "Offset Amount") owed for any potential Loss relating to indemnification hereunder (as described in Article VII hereof). Buyer shall be entitled to retain the Offset Amount pending determination of the validity of the offset pursuant to Section 2.7 hereof.

         2.7    Determination of Validity.

                  In the event that Buyer elects to offset any potential Loss under Article VII against the Deferred Payment, Buyer shall provide notice of such claim to Seller. Thereafter, if the claim

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is disputed by Seller and notice of such objection is received by Buyer within
15 days following the date of Buyer's notice, the validity of the claim shall be determined as follows: Buyer and Seller shall use their best efforts to settle any controversy or claim but, if after 30 days, the parties are not able to agree on any settlement, such controversy or claim shall be settled by arbitration to be held in Orange County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. If Buyer does not timely receive an objection notice, then the Claim in the amount alleged by Buyer shall be deemed to be valid and correct. No final offset shall be permitted if the relevant Claim is properly disputed as set forth in the second sentence of this Section 2.7 unless and until its validity is finally determined in such arbitration proceedings and evidenced by a written finding or order.

         2.8  Deferred Payment.

              On the Deferred Payment Date, Buyer shall pay to Seller, by wire transfer or other immediately available funds, an amount equal to $1,500,000, increased or decreased, as the case may be, by the Purchase Price Adjustment, if any, and decreased by any Offset Amount contemplated by Sections
2.6 and 2.7 of this Agreement (the "Deferred Payment").Any amounts which, as of the Deferred Payment Date, have been properly disputed and not yet determined to be valid pursuant to Section 2.7 hereof, and which are subsequently determined not to be valid or appropriate for adjustment, shall be paid to Seller by Buyer within five days of such determination.

                                   ARTICLE III
                                     CLOSING

         3.1 Closing Date. The Closing of the transactions contemplated hereby shall take place on the Closing Date at the offices of Phillips & Haddan, 4695 MacArthur Court, Suite 840, Newport Beach, California, or at such other location or time as Seller and Buyer may agree.

         3.2 Items to be Delivered at the Closing By Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (a) A Bill of Sale and Assignment, in substantially the form of Exhibit A;

                  (b) A list of all Accounts Receivable and related aging schedule, dated within five business days of the Closing Date, and a schedule identifying Accounts Receivable shown thereon which have been outstanding for 150 days or more as of the date of the schedule; and

                  (c) the Disclosure Schedule.

         3.3 Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver to

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Seller:

                  (a)      The Closing Payment; and

                  (b)      An Assumption Agreement, in the form of Exhibit B;
and

                  (c) A reseller's certificate in customary form specifying Buyer's intent to resell the Inventory, and permitting Seller to sell the Inventory to Buyer without withholding of California sales or use tax.

         3.4  Ancillary Agreements

                  At the Closing, and as a condition to the consummation of the transactions contemplated by this Agreement, (a) Buyer and Interpore Orthopaedics, Inc. shall execute and deliver a Distribution Agreement for the Interpore IP 200 in the form of Exhibit C, (b) Buyer shall execute and Seller shall acknowledge a Collateral Assignment of Acquisition Instruments in favor of First Source Financial LLP in the form of Exhibit D, (c) Buyer and Interpore International shall execute and deliver a License Agreement in the form of Exhibit E, and (d) Buyer, Seller and Interpore International shall execute and deliver a Noncompetition Agreement in the form of Exhibit F.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as otherwise indicated on Seller's Disclosure Schedule, Seller represents and warrants as follows:

         4.1   Organization and Related Matters.

                  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement. Seller has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions listed on Schedule 4.1, except where the failure to be so qualified or licensed is not and will not have a material adverse effect on the Purchased Assets and Assumed Liabilities, taken as a whole. True, correct and complete copies of the charter documents of Seller as in effect on the date hereof have been delivered to Buyer.

         4.2  Stock.

                  All of the outstanding Equity Securities of Seller are owned, beneficially and of record, by Interpore International, free and clear of any Encumbrance. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or

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grant any rights to acquire, any Equity Securities of Seller, or to restructure or recapitalize Seller. There are no outstanding Contracts of Seller to repurchase, redeem or otherwise acquire any Equity Securities.

         4.3  Financial Statements.

                  (a) Financial Statements. Seller has delivered to Buyer the balance sheet of Seller at December 31, 1996 and the related statements of operations for the year then ended. All such financial statements have been prepared in conformity with GAAP, applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein). Such statements of operations present fairly the results of operations of Seller for the periods covered, and the balance sheet presents fairly the financial condition of Seller as of its date. Seller has made available to Buyer copies of each management letter, if any, or other letter, if any, delivered to Seller by its auditors in connection with such financial statements or relating to any review by its auditors of the internal controls of Seller during the one-year period ended December 31, 1996 or thereafter, and has given its consent to its auditors to make available for inspection all reports and working papers produced or developed by such auditors or management in connection with their examination of such financial statements.

                  (b) No Material Adverse Changes. Since December 31, 1996, whether or not in the ordinary course of business, there has not been, occurred or arisen:

                  (i) any change in or event affecting Seller, the Business, the Purchased Assets or the Assumed Liabilities that has had or, to the Knowledge of Seller, may reasonably be expected to have a Material Adverse Effect on Seller, the Business or the Purchased Assets and the Assumed Liabilities, or

                  (ii) any material casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Purchased Assets.

                  (c) No Other Liabilities or Contingencies. Seller does not have any liabilities of any nature, whether accrued, absolute, or contingent, and whether due or to become due, except liabilities that (i) are reflected or disclosed in the Base Balance Sheet, (ii) were incurred after December 31, 1996 in the ordinary course of business, which in either case have had, or to the Knowledge of Seller, are reasonably expected to have, a Material Adverse Effect on Seller, the Business or the Purchased Assets.

         4.4  Tax and Other Returns and Reports.

              Seller has timely filed or will file (or, where permitted or required, its respective direct or indirect parents have timely filed or will file) all required Tax Returns and has paid all Taxes due for all periods ending on or before December 31, 1996. Adequate provision has been made in the books and records of Seller and/or its Affiliates, as appropriate, and, to the extent required by GAAP, in the financial statements referred to in Section 4.3 above or delivered to Buyer, for all Taxes whether or not due and payable and whether or not disputed. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. No Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the Knowledge of Seller, threatened to propose or assert, any deficiency, assessment or claim for Taxes.

         4.5  Material Contracts.

                  All Material Contracts to which Seller is a party or to which Seller is subject or otherwise bound are listed on Schedule 4.5. Each Contract (including Contracts that have expired, been terminated or with respect to which Seller is in default), that (a) after December 31, 1996 obligates Seller to pay an amount of $10,000 or more, (b) has an unexpired term in excess of two years,
(c) relates to the purchase, processing or sale of the Inventory, (d) relates to the distribution or marketing of products (e) contains a covenant not to compete or otherwise significantly restricts business activities, (f) provides for the extension of credit other than consistent with normal credit terms, (g) provides for a guaranty or indemnity by Seller, (h) grants a power of attorney, agency or similar authority to another person or entity, (i) contains a right of first refusal, (j) contains a right or obligation (other than in the ordinary course of business) of any Affiliate, officer or director or any Associate of Seller, or (k) requires Seller to buy or sell goods or services with respect to which there will be material losses or will be costs and expenses materially in excess of expected receipts shall be deemed to be a Material Contract. True, correct and complete copies of the agreements appearing on Schedule 4.5, including all amendments and supplements, have been delivered to Buyer. Except as set forth on
Schedule 4.5, each Material Contract is valid and subsisting, Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller's Knowledge, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller has occurred or will occur as a result of this Agreement or its performance . Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller under any Material Contract.

         4.6  Condition of Property.

                  Seller has good and marketable title to each of the Purchased Assets, free and clear of any Encumbrances. Seller has all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall deliver the Purchased Assets to Buyer free and clear of any Encumbrances. The Purchased Assets are in a good state of maintenance and repair, have been regularly and appropriately maintained, repaired and replaced, and are not materially defective except for ordinary wear and tear and are adequate for use in the Business. The Purchased Assets include all of the assets primarily used in the operation of the Business.

         4.7  Intangible Property.

                  Schedule 4.7 lists any and all Marks, patents and other material items of Intangible Property in which Seller has an interest and the nature of such interest. Such assets include all Permits or other rights with respect to any of the foregoing. Seller has complete rights to and ownership of all Intangible Property required for use in connection with the Business, the absence of which would have a material adverse effect on the Business. Seller does not use any Intangible Property by consent of any other person (other than Affiliates) and is not required to and do not make any payments to others with respect thereto. The Intangible Property of Seller is fully assignable free and clear of any Encumbrances. Seller has in all material respects performed all obligations required to be performed by it, and Seller is not in default in any material respect under any Contract, if any, relating to any of the foregoing. Seller has not received any notice to the effect (or is otherwise aware) that the Intangible Property or any use by Seller of any such property conflicts with or allegedly conflicts with or infringes the rights of any Person.

         4.8  Authorization; No Conflicts.

                  The execution, delivery and performance of this Agreement, and all agreements attached hereto as Exhibits, by Seller have been duly and validly authorized by the Board of Directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement, and all agreements attached hereto as Exhibits, where applicable, constitute the legally valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement, and all agreements attached hereto as Exhibits, by Seller, will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or bylaws of Seller or any Material Contract to which Seller is a party, result in the imposition of any Encumbrance against any assets or properties of Seller or any of the Purchased Assets, or violate any Law to which Seller is subject. Schedule 4.8 lists all Permits and Approvals required to be obtained by Seller to consummate the transactions contemplated by this Agreement. Except for matters identified in Schedule 4.8 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by Seller and the performance of this Agreement and any related or contemplated transactions by Seller will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity.

         4.9  Legal Proceedings.

                  There is no Order or Action pending, or, to the Knowledge of Seller, threatened, against or affecting Seller or any of the Purchased Assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a Material Adverse Effect. There is no matter as to which Seller (or any Affiliate) has received any notice, claim or assertion, or, to the Knowledge of Seller, which otherwise has been threatened against or affecting any director, officer, employee, agent or representative of Seller or any other Person, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by Seller.

         4.10 Accounting Records.

              Seller has records that accurately and validly reflect its transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

         4.11 Insurance.

                  Seller is, and at all times during the past two years has been, insured (either directly or through one or more of its Affiliates) with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds required to be maintained by Seller are in full force and effect.

         4.12  Permits.

                  Seller holds all Permits that are required by any Governmental Entity to permit it to conduct its business as now conducted and operate the Purchased Assets as they are now operated, except where failure to obtain a Permit would not have a Material Adverse Effect, and all such Permits are valid and in full force and effect and will remain in full force and effect in favor of Buyer upon consummation of the transactions contemplated by this Agreement. All such Permits which relate primarily to the Business are Purchased Assets. To the Knowledge of Seller, no suspension, cancellation or termination of any of such Permits has been threatened.

         4.13  Compliance with Law.

                  Seller has complied in all material respects with all applicable Laws relating to the operation of the Business, and no notices have been received by, and to the Knowledge of Seller, no claims have been filed against, Seller alleging a material violation of any such Laws.

         4.14  Dividends and other Distributions.

                  There has been no dividend or other distribution of assets, declared, issued or paid by Seller subsequent to the date of the Base Balance Sheet (other than the sale of Inventory in the ordinary course of business and the sale of the Purchased Assets as contemplated herein).

         4.15  No Brokers or Finders.

                  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions, except amounts payable to Cleary & Oxford Associates, which amounts are the obligation of and will be paid by Seller.

         4.16  Accuracy of Information.

                  All information furnished by Seller, or by any other Person authorized by Seller, to Buyer in writing in connection with Seller, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities and the transactions contemplated by this Agreement is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading.

         4.17  Inventories.

                  All Inventory is of good merchantable quality (in the case of inventory held for sale) or currently usable (in the case of other inventory) in the ordinary course of business, except as provided in the Seller's Inventory reserve. All Inventory has a remaining shelf life of twelve months or more.

         4.18  Accounts Receivable.

                  All Accounts Receivable of Seller, whether reflected on the Base Balance Sheet or otherwise included in the Purchased Assets, represent sales actually made in the ordinary course of business. Seller has delivered to Buyer a complete and accurate list of all Accounts Receivable, dated within five business days of the Closing Date, including the date of invoice, identity and address of the account debtor, amount of each account, aging of each account, and terms of payment.

         4.19  Customers and Suppliers.

                  Schedule 4.19 lists the names of (and any Material Contracts with) the twenty-five largest customers of and five most significant suppliers of Seller at the date of this Agreement (based on sales during the 1996 calendar year), and any sole-source suppliers of significant goods or services to Seller with respect to which alternative sources of supply are not readily available on comparable terms and conditions. Seller has no Knowledge of facts which cause it to believe that any of such customers or suppliers have plans to terminate their relationships with Seller or materially reduce the volume of such business.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants as follows:

         5.1  Organization and Related Matters.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement, and any related agreements to which it is a party.

         5.2  Authorization; No Conflicts.

                  The execution, delivery and performance of this Agreement, and all agreements attached hereto as Exhibits, by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement, and all agreements attached hereto as Exhibits, where applicable, constitute the legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement, and all agreements attached hereto as Exhibits, by Buyer, will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or bylaws of Buyer or any Material Contract to which Buyer is a party, or violate any Law to which Buyer is subject. The execution and delivery of this Agreement by Buyer and the performance of this Agreement and any related or contemplated transactions by Buyer will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity.


         5.3  No Conflicts.

                  The execution, delivery and performance of this Agreement and the agreements attached hereto as Exhibits by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer.

         5.4  No Brokers or Finders.

                  No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         5.5  Consents and Approvals.

                  No consent, approval, license, permit or authorization of, or filing with, any Governmental Entity, or any other person or entity, is required to have been made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the agreements attached hereto as exhibits or the consummation of the transactions contemplated hereby and thereby, other than such Consents have been previously received and delivered to Seller.

         5.6  Legal Proceedings.

                  There is no Order or Action pending, or, to the Knowledge of Buyer, threatened, against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on Buyer. There is no matter as to which Buyer (or any Affiliate) has received any notice, claim or assertion, or, to the Knowledge of Buyer, which otherwise has been threatened against or affecting any director, officer, employee, agent or representative of Buyer or any other Person, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by Buyer.

         5.7   Accuracy of Information.

                  All information furnished by or on behalf of Buyer to Seller in connection with Buyer and the transactions contemplated by this Agreement is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading.

         5.8   Bulk Sales Compliance.

                  Buyer has taken whatever actions it deems necessary or appropriate in order to comply with Division 6 of the California Commercial Code.

                                   ARTICLE VI
                              POST-CLOSING MATTERS

         6.1 Sales Tax.

                  Seller and Buyer shall each pay one-half of all sales and use taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets and assumption of the Assumed Liabilities by Seller pursuant to this Agreement.

         6.2  Nondisclosure of Proprietary Data.

                    Neither Seller nor any of its representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Business or the business or policies of Seller related to the Business that Seller or any representative of Seller may have learned as a shareholder, employee, officer or director of Seller; provided, however, that the provisions of this Section 6.2 shall have no effect on the rights of Seller's Affiliates to make use of, divulge or otherwise disclose, directly or indirectly, any information currently used in their respective businesses or which might reasonably be expected to be used in their respective businesses in the future.

         6.3  Tax Cooperation.

                  (a) After the Closing, Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in the preparation of all Tax Returns and shall provide, or cause to be provided at Buyer's sole cost and expense, to Buyer any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the independent accountants of Seller and its Affiliates. Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in connection with any Tax investigation, audit or other proceeding.

                  (b) After the Closing, Buyer shall, and shall cause its Affiliates to, cooperate fully with Seller in the preparation of all Tax Returns and shall provide, or cause to be provided at Seller's sole cost and expense, to Seller any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the independent accountants of Buyer and its Affiliates. Buyer shall, and shall cause its Affiliates to, cooperate fully with Seller in connection with any Tax investigation, audit or other proceeding.

         6.4 Litigation Cooperation.

                   After the Closing, each party shall, and shall cause its Affiliates to, cooperate fully with the other party in connection with any claims, disputes, or controversies between the other party and any third party or Governmental Entity relating to the Business or the Purchased Assets. In connection with such cooperation each party shall provide, or cause to be provided at the other party's sole cost and expense, any records and other information requested by such party relating to the Business or the Purchased Assets.

         6.5 Warranty Services.

                    After the Closing, Buyer shall assist Seller in the performance of its obligations with respect to product warranties for products sold by Seller prior to the Closing, to the extent such products are similar to, or in the same product line as, the products included in the Inventory (the "Warranty Products"). All inquiries and claims relating to the Warranty Products shall be handled by Buyer, and Seller shall refer any such inquiries or claims to Buyer. Depending on the nature of the claim and the product involved, Buyer shall either (a) replace the product, (b) repair the product, or (c) where replacement or repair of the product is not feasible, refund the purchase price. Seller's maximum obligation for any claim made hereunder with respect to a single product shall be its standard cost for such product. It shall be the responsibility of Buyer, prior to reimbursement from Seller, to show that the product which is subject to a warranty claim was sold prior to the Closing Date. In performing these services, Buyer shall be guided by the warranty policies and practices used by Seller prior to the Closing, but shall exercise its reasonable discretion to make adjustments where necessary or appropriate to satisfy the customer. Within thirty days after the end of each calendar quarter, Buyer shall submit an invoice to Seller for the costs incurred by Buyer in servicing such warranty claims for such quarter, including the cost of any replacement products or repairs, any other out-of-pocket costs incurred by Buyer in responding to or resolving warranty claims, and a reasonable charge, based on allocable labor cost and overhead, for the time spent by Buyer's employees in administering warranty claims under this section.

         6.6 Collection of Ribeiro Receivables.

                  After the Closing Buyer shall use its best efforts to collect any accounts receivable due from Ribeiro (as that term is defined in Section 2.5) that were included in the Accounts Receivable, using efforts substantially equivalent to those customarily used by Buyer to collect its own accounts receivable.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1  Obligations of Seller.

                  Subject to the limitations of Section 7.6, Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses incurred or suffered by Buyer, directly or indirectly, as a result of, or based upon or arising from:

                 (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement; or

                  (b) any other matter as to which Seller, in Section 7.3 of this Agreement, has agreed to indemnify Buyer.

         7.2  Obligations of Buyer.

                  Subject to the limitations of Section 7.6 hereof, Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, agents and assigns, from and against any Losses of Seller, directly or indirectly, as a result of, or based upon or arising from (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement, (ii) the Assumed Liabilities, after the Closing, and (iii) ownership of the Purchased Assets and operation of the Business after the Closing.

         7.3  Certain Tax Matters.

                  Subject to the limitations of Section 7.6 hereof, Seller agrees to indemnify, defend and hold harmless Buyer against (i) any Tax payable by or on behalf of Seller or any of its Affiliates for any taxable period ending on or prior to the Closing Date, (ii) any deficiencies in any Tax payable by or on behalf of Seller or any of its Affiliates arising from any audit by any taxing agency or authority with respect to any period ending on or prior to the Closing Date, and (iii) Taxes of any member of a consolidated or combined tax group of which Seller or any of its Affiliates is, or was at any time, a member, for which Buyer is jointly or severally liable as a result of Seller's inclusion in such group.

         7.4 Procedure.

                  (a) Notice. Any party seeking indemnification (an "Indemnified Party") with respect to any Loss resulting from the assertion of liability by any third party (including, without limitation, a notice of any Tax audit or of any request to waive or extend the statute of limitations applicable to any Tax) shall give notice to the party required to provide indemnification (the "Indemnifying Party") within 30 days after becoming aware of any Indemnifiable Claim if it appears reasonably probable that such Indemnifiable Claim might involve matters as to which a party would be entitled to indemnification by the other party under this Article VII. Notwithstanding the foregoing, (i) no Indemnified Party shall have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (ii) the rights of any Indemnified Party to be indemnified in respect of any Indemnifiable Claim resulting from the assertion of liability by any third party shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

                  (b) Defense. If any such liability is asserted against any Indemnified Party and it gives such notice to the Indemnifying Party, the Indemnifying Party will promptly assume the defense thereof with experienced counsel satisfactory to the Indemnified Party. If (i) the Indemnifying Party, within 10 days after receipt of a notice of an Indemnifiable Claim, fails to assume the defense of an Indemnified Party against an Indemnifiable Claim, or (ii) the Indemnified Party reasonably believes and so notifies the Indemnifying Party that an Indemnifiable Claim may materially and adversely affect the business or operations of the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right to control the defense, compromise or settlement of any Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained. In all cases, the party that is not assigned the right to control the defense shall have the right to participate in the defense of the Indemnifiable Claim at its own expense.

                  (c) Settlement Limitations. Notwithstanding anything in this
Section 7.4 to the contrary, in the circumstances described in clauses (i) and
(ii) of subsection (b) above, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or permit a default or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect of such Claim. Except in the circumstances described in the preceding sentence, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to unconditionally accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party unreasonably declines to accept such offer, the Indemnified Party may continue to contest such Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Claim. The provisions of this Article are subject to the rights of any Indemnified Party's insurer which may be defending any such claim. If the Indemnifying Party makes any payment hereunder, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Claim.

         7.5  Offsets.

                  If any matter as to which Buyer may be able to assert a claim hereunder is pending or unresolved at the time any payment is due from Buyer under this Agreement (including the Deferred Payment), Buyer shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold from such payment an amount equal to the amount of the claim until such matters are resolved as provided in Section 2.7 hereof.

         7.6  Limitations.

                  Notwithstanding anything to the contrary contained in this
Agreement:

                           (a)      Seller shall not be liable to Buyer under
this Agreement for any Loss pursuant to this Article VII and Buyer shall not be liable to Seller under this Agreement for any Loss pursuant to this Article VII until and unless the aggregate amount for all Losses due the Indemnified Party exceeds an accumulated total of $50,000 U.S. Dollars (the "Threshold Amount"), in which case the amount of such Losses that exceed $25,000 shall be subject to indemnification.

                           (b)      Seller shall not be liable to Buyer under
this Agreement for any Losses pursuant to this Article VII and Buyer shall not be liable to Seller under this Agreement for any Losses pursuant to this Article VII for any amounts in excess of the Purchase Price, less the balance sheet adjustment contemplated by Section 2.5.

                           (c)      In no event shall any party be liable for
any incidental, consequential, punitive, exemplary, indirect or special losses or Losses (including, without limitation, lost profits, lost revenues and lost business), whether foreseeable or not, whether occasioned by any failure to perform, whether breach of any representation, warranty, covenant or other obligation under this Agreement or any cause whatsoever.

                           (d)      The rights of Buyer under this Agreement
shall be the exclusive remedy of Buyer with respect to the claims based on the Excluded Liabilities or a breach or alleged breach of the representations, warranties and covenants of Seller contained herein. The rights of Seller under this Agreement shall be the exclusive remedy of Seller with respect to the Assumed Liabilities or claims based upon a breach or alleged breach of the representations, warranties and covenants of Buyer contained herein. Except as expressly set forth in this Agreement, neither Seller nor any of its Affiliates or agents makes any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement or the Purchased Assets.

                           (e)      Each Indemnified Party shall use reasonable
efforts and shall consult and cooperate with the other parties hereto with a view towards mitigating Losses that may give rise to indemnification under this
Article VII.

                                  ARTICLE VIII
                                    GENERAL

         8.1 Survival of Representations and Warranties

                  Any claim for indemnification under this Agreement must be asserted on or prior to June 30, 1998.

         8.2  Amendments; Waivers.

                  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

         8.3   Schedules; Exhibits: Integration.

                  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of the Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         8.4    Best Efforts; Further Assurances.

                  Each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied, and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

         8.5    Governing Law.

                  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties.

         8.6    Assignment.

                  Neither this Agreement nor any rights or obligations under it may be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.7  Headings.

                  The descriptive headings of the Articles, Sections and subsections of this Agreement

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
are for convenience only and do not constitute a part of this Agreement.

         8.8  Counterparts.

                  This Agreement and any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective when one or more counterparts of this Agreement have been signed by each party and delivered to the other party.

         8.9  Publicity and Reports.

                  Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without the advance written approval of the other party, except to the extent that a particular action is required by applicable law or the rules and regulations of the NASDAQ Stock Market.

         8.10  Confidentiality.

                  All information disclosed by any party (or its representatives) in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives)if such information is presented in writing and has been designated in writing as confidential shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party.

         8.11  Parties in Interest.

                  This Agreement shall be binding upon and inure to the benefit of each party and its permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to or to confer any right of subrogation or action over against, any party to this Agreement.

         8.12  Notices.

                  Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by facsimile transmission or (c) sent by prepaid overnight courier, addressed as follows:

                  If to Buyer, addressed to:

                  Steri-Oss Inc.
                  22895 East Park Drive
                  Yorba Linda, CA 92887 (Facsimile (714) 282-4835)

                  With a copy to:

                  Robert J. Zepfel, Esq.
                  Phillips & Haddan LLP
                  4695 MacArthur Court, Suite 840
                  Newport Beach, CA 92660   (Facsimile (714) 752-6161)

                  If to Seller, addressed to:

                  Interpore Dental, Inc.
                  181 Technology Drive
                  Irvine, CA 92618
                  Attn: President

                  With a copy to:

                  Latham & Watkins
                  650 Town Center Drive, 20th Floor
                  Costa Mesa, CA 92626   (Facsimile (714) 755-8290)
                  Attn: Charles Ruck

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.12 and an appropriate answerback is received, or (ii) if given by any other means, when actually delivered at such address.

         8.13  Expenses.

                  Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel.

         8.14  Remedies; Waiver.

                  Other than the provisions of Article VII, which shall constitute the exclusive remedy for the matters described therein, to the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         8.15  Attorney's Fees.

                  In the event of any Action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action.

         8.16  Representation By Counsel: Interpretation.

                  Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

         8.17   Severability.

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect, provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                       Steri-Oss Inc.


                                       By: /s/ KENNETH A. DARIENZO
                                          -----------------------------------
                                          Kenneth A. Darienzo, President



                                       Interpore Dental, Inc.

                                       By: /s/ DAVID C. MERCER
                                          -----------------------------------
                                          David C. Mercer, President


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